UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/12/2011

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-49629

DE	33-0933072
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

17872 Cartwright Road, Irvine, CA 92614
(Address of principal executive offices, including zip code)

949-399-4500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On October 12, 2011, the Company completed a second and final tranche (the "Second Tranche") of a private placement offering with certain "accredited investors" (each, an "Investor" and collectively, the "Investors"), as such term is defined in Rule 501(a) of Regulation D under the United States Securities Act of 1933, as amended (the "Securities Act"), for the purchase and sale of 10% convertible promissory notes (the "Convertible Notes"). Except as otherwise disclosed in this Current Report on Form 8-K, the terms and conditions of the Second Tranche are the same in all material respects as the terms and conditions of the first tranche that closed on September 29, 2011 (the "First Tranche") and was disclosed by the Company in a Current Report on Form 8-K filed with the Securities and Exchange Commission on October 5, 2011 (the "Prior Filing").

On October 12, 2011, the Company and the Investors entered into Subscription Agreements for the purchase and sale of the Convertible Notes. The Company received gross proceeds of approximately $1.86 million from the Second Tranche, which will be used for general working capital purposes and repayment of debt.   As additional consideration, the Investors in the Second Tranche received warrants to purchase up to 564,348 shares of the Company's common stock (the "Investor Warrants").   The foregoing description of the Subscription Agreements is qualified by reference to the complete terms of such Subscription Agreements, the form of which was filed as Exhibit 10.1 to the Prior Filing.

The holders of the Convertible Notes have the right at any time and from time to time to convert all or part of the outstanding principal amount into shares of the Company's common stock at a conversion price of $1.98 per share. The foregoing description of the Convertible Notes is qualified by reference to the complete terms of such Convertible Notes, the form of which was filed as Exhibit 10.2.

The exercise price for the Investor Warrants is $2.42 per share. The foregoing description of the Investor Warrants is qualified by reference to the complete terms of such Investor Warrants, the form of which was filed with the Prior Filing as Exhibit 10.3.

The Company and the Investors also entered into a Registration Rights Agreement pursuant to which the Company agreed to file a registration statement within 30 calendar days of the Second Tranche closing (the "Required Filing Date") to register the resale of the shares of common stock issuable upon conversion of the Convertible Notes and exercise of the Investor Warrants. The foregoing description of the Registration Rights Agreement is qualified by reference to the complete terms of such agreement, the form of which was included with the Prior Filing as Exhibit 10.4.

The Company paid its placement agent a cash fee of $229,492 for its services as placement agent in connection with the Second Tranche of the offering.

The aggregate gross proceeds from the First Tranche and Second Tranche resulted in aggregate gross proceeds to the Company of $3.8 million.    The aggregate number of shares potentially issuable upon conversion of the Convertible Notes issued in the First Tranche and Second Tranche is 1,858,434 and the aggregate number of shares of common stock potentially issuable upon exercise of the Investor Warrants issued in the First Tranche and Second Tranche is 1,115,051.

As a result of the transaction described above, the anti-dilution provision contained in warrants issued by the Company on October 27, 2006 (the "October 2006 Warrants") was triggered. The exercise price for the October 2006 Warrants was reset from $2.124 to $1.98 and the number of shares subject to the October 2006 Warrants was increased from 1,332,135 to 1,429,017.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosures made under Item 1.01 are incorporated in this Item 2.03 by reference.

Item 3.02.    Unregistered Sales of Equity Securities

The disclosures made under Item 1.01 are incorporated in this Item 3.02 by reference. The Convertible Notes and Warrants were issued to "accredited investors," as such term is defined in Rule 501(a) of Regulation D of the Securities Act, in transactions exempt from registration pursuant to Rule 506 of Regulation D of the Securities Act and similar exemptions under applicable state securities laws. The sale of the securities did not involve a public offering and was made without general solicitation or general advertising. The Investors represented that they are accredited investors and that they acquired the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

Date: October 14, 2011	By:	/s/ W. Brian Olson
W. Brian Olson
Chief Financial Officer